UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2008

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.
(Exact name of registrant as specified in its charter)

Delaware	333-137734	20-5455968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 South Poplar Street, Suite 101, Wilmington, Delaware 19801
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 819-5556

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 30, 2008, the registrant, through its subsidiary LEAF III B SPE, LLC, entered into a loan and security agreement with a lender for whom Key Equipment Finance Inc. is acting as facility agent and collateral agent.  The loan provided permanent financing for the portfolio of equipment leases acquired from Dolphin Capital in November 2007.  The loan replaced the temporary bridge financing from National City Bank referred to below.

The loan is in the amount of $131.4 million.  Principal and interest is payable monthly over the life of the underlying collateral, which continues until June 2013, based on a formula contained in the agreement related to the value of the underlying collateral.  The interest rate for the loan is floating and equal to the commercial paper rate plus 155 basis points.  To mitigate fluctuations in interest rates the registrant has entered into interest rate swap agreements to fix the interest rate at the time of the loan.  The loan and security agreement contains customary provisions permitting the lender to accelerate the loan’s maturity upon an occurrence of an event of default.

The loan was used to pay off amounts owing under, and to terminate, the registrant’s $160.0 million line of credit with National City Bank on May 30, 2008.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01 above.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

By: LEAF Asset Management, LLC, its general partner

Date: June 5, 2008	By: /s/Robert Moskovitz
Name: Robert Moskovitz
Title: Chief Financial Officer